Exhibit 99.1

Letter from EA’s Chairman and CEO, Andrew Wilson:

Headline: Driving Transformation for Players and Growth for Our Company

The games industry is more exciting than it’s ever been, and growth is accelerating. With nearly half the world’s population playing video games, our games represent a much bigger part of players’ lives than ever before. They enrich, they fulfill, they inspire… and most importantly, they connect us like no other form of entertainment can.

As our industry grows, this is the time for us to push ourselves to continue innovating, to evolve, and drive transformation for our players. Our leadership team has been carefully evaluating the opportunities ahead, and today we are sharing some context on key changes we will make as we move forward.

First, Laura Miele will become our Chief Operating Officer, a critical role with elevated responsibilities to manage company-wide operations, including leadership of our strategic planning framework and ensuring we are all executing and accountable to it every day. There is no one that has deeper trust and respect across our company than Laura to lead this for us. Laura successfully led EA Studios with strong strategic and operational discipline, and she will bring that focus and rigor to the entire company as COO.

Creative leadership is foundational to how we create value for players through every single experience we deliver. We will continue to put creative strength at our core by having our EA Studios Group General Managers join the Executive Leadership Team of the company, starting later this year after our launch season.

Games are meaningful to us even when we are not playing, and we have tremendous opportunities to engage players beyond the boundaries of the traditional game experience. With that in mind Chris Bruzzo is now our Chief Experience Officer, leading our efforts to build social ecosystems that forge stronger connections and create amazing player experiences in and around our games.

After nearly a decade of impactful contributions, Blake Jorgensen has decided that this is the right moment to begin a process to transition from Electronic Arts, culminating in his departure next summer. Through our time working together, Blake has been an incredible partner, advisor, and dear friend. His expertise and the team he has built have been instrumental to our growth and financial achievements, and his leadership has set us on the successful path we are on today. The internal and external search for a new CFO will begin immediately, working closely with Blake, and he will help us with the transition and onboarding when a new CFO is appointed. Thank you, Blake, for everything you’ve done and continue to do for our company.

Completing our Executive Leadership Team:
•Mala Singh will continue in her role as Chief People Officer, driving how we build and support our incredible teams.
•Ken Moss will continue as Chief Technology Officer to power our growth with continued focus on our technology platform and services.
•Jake Schatz will continue as our Chief Legal Officer, guiding our evolution as a company through a shifting legal and public policy landscape.

I am proud to be part of this amazing team at Electronic Arts. I look forward to sharing new accomplishments, and bringing great entertainment to even more players around the world.

Andrew Wilson, Chairman & CEO of Electronic Arts